                                                                      EXHIBIT 12


                CASCADE NATURAL GAS CORPORATION AND SUBSIDIARIES
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                       AND PREFERRED DIVIDEND REQUIREMENTS

                                                                            Year Ended
                                             ------------------------------------------------------------------------
                                                9/30/96       12/31/95       12/31/94       12/31/93       12/31/92
                                             ------------   ------------   ------------   ------------   ------------
                                                                      (dollars in thousands)
Fixed charges, as defined:
  Interest expense                            $  10,101          9,938          8,090          7,038      $   7,478
  Amortization of debt issuance expense             612            606            593            562            402
                                             ----------     ----------     ----------     ----------     ----------

      Total fixed charges                     $  10,713         10,544          8,683          7,600      $   7,880
                                             ----------     ----------     ----------     ----------     ----------

Earnings, as defined:
  Earnings before preferred dividends         $   8,211          7,732          5,760          9,103      $   4,843
  Add (deduct):
    Income taxes                                  4,272          4,508          3,505          5,224          2,817
    Cumulative effect of change
      in accounting method                            -              -              -           (209)             -
    Fixed charges                                10,713         10,544          8,683          7,600          7,880
                                             ----------     ----------     ----------     ----------     ----------

      Total earnings                          $  23,196         22,784         17,948         21,718      $  15,540
                                             ----------     ----------     ----------     ----------     ----------

Ratio of earnings to fixed charges                 2.17           2.16           2.07           2.86           1.97
                                             ----------     ----------     ----------     ----------     ----------
                                             ----------     ----------     ----------     ----------     ----------

Fixed charges and preferred
  dividend requirements:
      Fixed charges                           $  10,713         10,544          8,683          7,600      $   7,880
      Preferred dividend requirements               819            853            898            913            941
                                             ----------     ----------     ----------     ----------     ----------

      Total                                   $  11,532         11,397          9,581          8,513      $   8,821
                                             ----------     ----------     ----------     ----------     ----------
Ratio of earnings to fixed charges
  and preferred dividend requirements              2.01           2.00           1.87           2.55           1.76
                                             ----------     ----------     ----------     ----------     ----------
                                             ----------     ----------     ----------     ----------     ----------


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